EXHIBIT 11
                         The Pepsi Bottling Group, Inc.
               Computation of Basic and Diluted Earnings Per Share
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

                                                                        12 Weeks Ended                     24 Weeks Ended
                                                                        --------------                     --------------
                                                                   6/13/98          6/12/99           6/13/98          6/12/99
                                                                   -------          -------           -------          -------
Number of shares on which basic earnings per share is based:
  Average outstanding during period ..                           55,000,000      141,904,898       55,000,000       98,452,449
  Add - Incremental shares under stock
    compensation plans ...............                                    -                -                -                -
                                                                 ----------      -----------       ----------       ----------
Number of shares in which diluted
  earnings per share is based ........                           55,000,000      141,904,898       55,000,000       98,452,449

Net earnings applicable to common
   shareholders (millions) ...........                               $   23           $   20           $   17           $   17

Net earnings on which diluted earnings
   per share is based (millions) .....                               $   23           $   20           $   17           $   17

Basic earnings per share .............                               $ 0.41           $ 0.14           $ 0.30           $ 0.18

Diluted earnings per share ...........                               $ 0.41           $ 0.14           $ 0.30           $ 0.18

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